EXHIBIT 5.1

December 31, 2007

Apartment Investment and Management Company
4582 S. Ulster Street Parkway
Suite 1100
Denver, Colorado 80237

Ladies and Gentlemen:

We serve as special Maryland counsel to Apartment Investment and Management Company, a Maryland corporation (the “Company”), in connection with the issuance by the Company of up to 9,500,000 shares of the Company’s Class A Common Stock, (the “Shares”), par value $.01 per share (the “Class A Common Stock”), to be issued in connection with a special dividend (the “Special Dividend”) declared by the Board of Directors of the Company to holders of record of the Class A Common Stock as of the close of business on December 31, 2007 and expected to be paid on January 30, 2008 substantially on the terms and in the manner described in the Prospectus Supplement dated as of December 31, 2007 (the “Prospectus Supplement”). The issuance of the Shares is being registered under the Securities Act of 1933, as amended (the “Act”), on a Registration Statement of the Company on Form S-3 (No. 333-113977) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on March 26, 2004 which provides for the offering by the Company from time to time of up to $1,049,046,085 aggregate initial offering price of certain securities described in the Registration Statement, including the Shares. This opinion is being provided at your request in connection with the filing of the Prospectus Supplement.

In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(a) The Registration Statement.

(b) The Prospectus Supplement in the form to be filed with the Commission.

(c) The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”).

(d) The Amended and Restated By-Laws of the Company, as amended and restated and in effect on the date hereof, certified by an officer of the Company.

(e) Certified resolutions of the Board of Directors of the Company relating to the authorization and issuance of the Shares.

(f) An Officer’s Certificate of the Company (the “Certificate”), dated the date hereof, as to certain factual matters.

(g) A short-form Good Standing Certificate for the Company, dated a recent date, issued by the SDAT.

(h) Such other documents as we have deemed necessary to the rendering of the opinions expressed below.

In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof with respect to such parties. As to any facts material to this opinion which we did not independently establish or verify, we have relied solely upon the Certificate.

Based upon the foregoing, subject to the additional assumptions, qualifications, and limitations below, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that the Shares have been duly authorized and, upon issuance of the Shares pursuant to the Special Dividend, will be validly issued, fully paid and non-assessable.

In addition to the qualifications set forth above, the opinion set forth herein is subject to additional assumptions, qualifications, and limitations as follows:

(a) This opinion concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

(b) We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Maryland. To the extent that any documents referred to herein are governed by the laws of a jurisdiction other than the State of Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of the State of Maryland.

(c) We express no opinion as to compliance with the securities (or “blue sky”) laws or the real estate syndication laws of the State of Maryland.

(d) We assume that the issuance of the Shares will not cause (A) the Company to issue shares of Class A Common Stock in excess of the number of shares of such class authorized by the Charter and the Board of Directors of the Company at the time of issuance of the Shares and (B) any person to violate any of the Initial Holder Limit, the Look-Through Ownership Limit, or the Ownership Limit provisions of the Charter.

(e) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on or about January 2, 2008, which will be incorporated by reference in the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement related to the Shares. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA PIPER US LLP